ELEVENTH AMENDMENT TO LEASE AND ACKNOWLEDGMENT TO STANDARD LEASE AGREEMENT (OFFICE)

Gold Pointe Corporate Center, 11919 Foundation Place, Gold River, CA 95670

This Eleventh Amendment to Standard Lease Agreement (Office) (“Eleventh Amendment”) is entered into as of January 1, 2020 (the “Eleventh Amendment Effective Date”), by and between Carlsen Investments, LLC, a California limited liability company as successor in interest to Gold Pointe E, LLC, a California limited liability company (“Landlord”) and eHealthInsurance Services, Inc., a Delaware corporation (“Tenant”).

R E C I T A L S:
WHEREAS, Tenant and Landlord’s predecessor in interest entered into that certain Lease and Acknowledgment to Standard Lease Agreement dated June 10, 2004 (“Original Lease”) for the premises located at 11919 Foundation Place, Gold River, California (“Building E”) as more particularly described in the Lease (“Premises”) which currently consists of 63,206 square feet in Building E. The Original Lease as amended is referred to herein as the “Lease.” Landlord’s predecessor in interest assigned its interest in the Lease to Landlord.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.
Premises. The existing Premises is hereby confirmed to consist of approximately forty-four thousand, seven hundred thirty-eight (44,738) rentable square feet in Suite 100 on the first floor of the Building (“Suite 100”), approximately 13,034 rentable square feet in Suite 200 on the second floor of the Building (“Suite 200”), and approximately 5,434 rentable square feet in Suite 290 on the second floor of the Building (“Suite 290”), for a total of 63,206 rentable square feet which represents the entire Building E. The Tenant has maintained the current suite designation of “Suite 100.”

2.
Lease Expiration Date and Extension of Term. The term of the Lease is currently scheduled to expire on September 30, 2021 (“Current Term”). The Term of the Lease is hereby extended to December 31, 2027. The period between September 30, 2021 and December 31, 2027 is hereafter referred to as the “Extended Term”.

3.	Monthly Base Rent. The Base Rent for the Premises beginning on January 1, 2020 will be as follows:

MONTH OF THE TERM	DATES	MONTHLY BASE RENT PER SQUARE FOOT	MONTHLY BASE RENT
1-2	1/1/20 to 2/29/20	$2.17	$137,157.00
3-5	3/1/20 to 5/31/20	Free	Free
6-12	6/1/20 to 12/31/20	$2.17	$137,157.00

13-24	1/1/21 to 12/31/21	$2.22	$140,317.00
25-36	1/1/22 to 12/31/22	$2.27	$143,478.00
37-48	1/1/23 to 12/31/23	$2.32	$146,638.00
49-60	1/1/24 to 12/31/24	$2.37	$149,798.00
61-72	1/1/25 to 12/31/25	$2.42	$152,958.00
73-84	1/1/26 to 12/31/26	$2.47	$156,119.00
85-96	1/1/27 to 12/31/27	$2.52	$159,279.00

4.	Base Year. Effective as of January 1, 2020 the “Base Year” as defined in the Lease shall be the Calendar year of 2020.

5.
Parking. The parking to be provided under the Lease to Tenant at no charge shall remain at 252 spaces at the Building (“Base Parking”) with an additional 100 spaces (“Extra Spaces”) at the Tributary Point Site at no charge. The total parking effective January 1, 2020 shall be 352 spaces at no charge to Tenant as provided herein.

6.
Tenant Improvements. Landlord, at Landlord’s sole cost and expense shall provide a “one time” refurbishment allowance of $800,000 ($12.66 per square foot) (the “Allowance”) to be used at Tenant’s sole discretion. Landlord and Tenant shall mutually agree on the improvements to be constructed for the Tenant and a construction budget. Landlord will select the contractor to perform the work, subject to Tenant’s approval. Except as provided herein, Tenant shall be responsible for the costs of any work which exceeds the Allowance. Landlord will provide Tenant copies of all statements, bills and other evidence for the work completed. Landlord will provide Tenant a Statement and bills or other invoices for any work which was completed that exceeded the Allowance and Tenant will pay the amounts requested by Landlord within 30 days of the request and approval of the underlying invoices and support materials. Except as provided herein, the Allowance may be used for all hard and soft costs incurred by Landlord for the permitting and construction of the improvements as well as any design or architectural costs incurred by Tenant in connection with the improvements and Tenant’s costs of furniture, fixtures and equipment (“Eligible Costs”). Notwithstanding the foregoing, Tenant may elect to apply all or any portion of the unused Allowance towards future Base Rent, in which event, except as otherwise provided herein, any Eligible Costs incurred by Landlord that exceed the available Allowance shall be paid by Tenant.

Landlord shall construct the improvements in accordance with final plans and specifications provided by Tenant or Tenant’s architect (the “Final Plans”). At Tenant’s request, Landlord shall cause two (2) general contractors to bid for construction of the improvements. If Tenant so desires, Tenant may also select a general contractor, reasonably acceptable to Landlord, to bid the work. All bids will be opened together with Landlord selecting the general contractor to construct the improvements (the “General Contractor”), subject to Tenant’s approval. Notwithstanding Tenant’s right to approve the General Contractor, the General Contractor is the contractor only of Landlord and Tenant shall have no liability to the General Contractor on the construction contract.

Landlord shall cause the General Contractor to prepare one or more estimates of the total cost for the improvements which are consistent with the bid (each a “Cost Estimate”), and, a detailed construction schedule for the construction of the improvements (the “Improvement Schedule”) and deliver the same to Tenant for approval. Upon approval of the final Cost Estimate and Improvement Schedule for the improvements (or any phase thereof), Landlord will enter into a guaranteed maximum price construction contract for such improvements in the amount of the approved Cost Estimate (such amount, the “Guaranteed Maximum Price” or “GMP”) and requiring completion of the improvements in the time period specified in the approved Improvement Schedule.

Landlord shall not modify the GMP, the Improvement Schedule or the Final Plans without Tenant’s consent. Tenant shall have the right to modify the Improvements, Final Plans and Improvement Schedule by submitting a written request for any such modification to Landlord. Without limiting the foregoing, Landlord acknowledges that Tenant may elect to perform the Improvements in phases and at different times in order to accommodate Tenant’s business operations in the Premises, so long as Tenant gives the information to the General Contractor so he can prepare the Improvement Schedule prior to it being agreed upon by all parties. However, if Tenant elects to have the improvements performed in phases, after the Improvement Schedule is approved, and the change in schedule results in additional costs that exceed the Allowance, Tenant will be responsible for said costs. Upon receipt of a request for a change order from Tenant, Landlord will cause the General Contractor to prepare a written change order to be delivered to Tenant for Tenant’s approval. Upon Tenant’s written approval of any such change order, Landlord will cause the General Contractor to implement the change order in accordance with its terms. Subject to the terms and conditions of this Section 6, Tenant shall be responsible for all additional costs related to any change order requested by Tenant that exceed the Allowance.

The improvements shall be constructed by Landlord in accordance with all rules, regulations, codes, ordinances, statutes, and laws of any governmental or quasi-governmental authority. The improvements shall be constructed on an “open book” basis and Tenant shall have access to and the right to review all construction invoices, contracts, working drawings, permits, lien waivers, budgets, minutes and other documentation. Tenant shall have the right to participate in all meetings related to the permitting, budgeting for and construction of the Improvements and to prescribe rules and schedules for the construction of the improvements to avoid interference with Tenant’s business activities on the Premises.

Notwithstanding anything to the contrary herein, Tenant shall have no responsibility for and the Allowance shall not be used for the following: (a) costs attributable to improvements installed outside the walls of the Building, unless such improvements are specifically requested and designed by Tenant (as opposed to costs to correct existing violations of law or upgrades triggered by Tenant’s improvements and imposed by the applicable governmental authority, which shall be Landlord’s responsibility); (b) costs for improvements which are not shown on or described in the Final Plans unless otherwise approved by Tenant; (c) costs incurred due to the presence of hazardous materials in the

Premises or the surrounding area; (d) attorneys' fees incurred in connection with negotiation of construction contracts, and attorneys' fees, experts' fees and other costs in connection with disputes with third parties; (e) interest and other costs of financing construction costs; (f) costs incurred as a consequence of delay (unless the delay is caused by Tenant), construction defects or default by a contractor; (g) costs recoverable by Landlord upon account of warranties and insurance; (h) restoration costs in excess of insurance proceeds as a consequence of casualties; (i) penalties and late charges attributable to Landlord's failure to pay construction costs; (j) costs to bring the Premises and areas exterior to the Building into compliance with applicable laws and restrictions, including, without limitation, the Americans with Disabilities Act and environmental laws, unless such improvements are specifically requested and designed by Tenant (as opposed to costs to correct existing violations of law or upgrades triggered by Tenant’s improvements and imposed by the applicable governmental authority, which shall be Landlord’s responsibility); (k) wages, labor and overhead for overtime and premium time unless required by Tenant; (l) management or other general overhead costs incurred by Landlord; and (m) construction costs in excess of the GMP, except for increases set forth in approved change orders, or delays caused by Tenant.

7.
Option to Renew. Tenant is hereby granted one (1) option to extend the Lease at the end of the Extended Term for either (a) an additional term of six months (the “Six Month Option Term”) or (b) an additional term of five (5) years (the “Five Year Option Term”); in each case, on the same terms and conditions set forth in this Lease, except as modified by the terms, covenants and conditions set forth below. Tenant shall provide written notice of its exercise of the foregoing option and the applicable Option Term at least six (6) months prior to the termination date of the Extended Term, and (ii) the Base Rent for the applicable Option Term will be at Fair Market Rent (as defined below) for the entire Option Term, but in no case will the Base Rent during the Option Term be less than the Base Rent at the expiration of the Extended Term. The Base Rent for each year of the Option Term will be subject to an annual increase of $0.05 per rental square foot. “Option Term” means either the Six-Month Option Term or the Five-Year Option Term, as applicable. The terms of Tenant’s option to renew the Lease as set forth in this Section 7 (the “Option to Renew”) are intended by the Parties to completely replace and supersede any such option contained in the Lease.

As used herein the term “Fair Market Rent” shall mean the monthly base rental per rentable square foot being charged by similar projects within the greater Sacramento metropolitan area for improved space comparable to the Premises, for leases commencing on or about the time of the applicable Option Term, taking into consideration use, location and floor level within the applicable project, the location, quality, age and reputation of the project, the definition of rentable area or net rentable area, as the case may be, with respect to which such rental rates are computed, comparative leasehold improvement, rental concessions and abatements, lease assumptions or take-overs, moving expenses, the term of the lease under consideration and the extent of services provided thereunder, applicable distinctions between “gross” leases and “net” leases, base year figures for escalation purposes, other adjustments (including, by way of example, indexes) to base rental, and any other relevant term or condition in making such evaluation. Fair Market Rent shall take into consideration vacancy periods, brokerage fees and standard improvement allowances and the value of improvements installed in the Premises. Additionally, Tenant shall be granted a new Base Year, if Tenant exercises the Five-Year Option Term, for the Option Term which shall be the year in which the Option Term commences.

Landlord will provide Tenant with Landlord’s determination of the Fair Market Rent within thirty (30) days after Tenant’s exercise of the Option to Extend. Tenant will have twenty (20) business days to notify Landlord in writing of its acceptance or rejection of Landlord’s proposed Fair Market Rent amount. If Tenant accepts Landlord’s proposed Fair Market Rent amount or does not notify Landlord of its acceptance or rejection before the 20-business day deadline, the Base Rent for the Option Term will be the proposed Fair Market Rent set forth by Landlord in its written Notice to Tenant. If Tenant reasonably and in good faith rejects the Fair Market Rent amount, the parties shall submit the matter to arbitration in accordance with the procedures set forth on Exhibit “A” attached hereto and incorporated herein by reference.

8.	Additional Lease Modifications. Notwithstanding anything to the contrary in the Lease, effective as of the Eleventh Amendment Effective Date, the Lease is modified as follows:

a.
Premises; Common Areas. Since Tenant occupies 100% of the Building, all interior areas of the Building shall be deemed part of the Premises and there shall be no interior common areas or Project Common Areas in the Building. The rentable square footage of the Premises shall be by 63,206 rentable square feet for all purposes under the Lease and shall be binding upon Landlord and Tenant for the Current Term and the Extended Term. The following is added after the third sentence of Section 14(c): “For avoidance of doubt and notwithstanding anything to the contrary herein, amounts payable by Tenant pursuant to this Section 14(c): (a) are limited to Landlord’s actual, direct, metered cost of gas and/or electricity used by Tenant outside of Business Hours (including any taxes on any such utilities) as billed by the applicable utility company, without mark-up or supplement; and (b) shall not be included in Operating Expenses for purpose of any operating expense pass-through.”

b.
Proportionate Share. Tenant’s Proportionate Share of the Premises shall be 100%. Tenant’s Proportionate Share of the Project shall be 12.9% and shall not be subject to modification unless the rentable square footage of other buildings in the Project is increased.

c.
Operating Expenses. Operating Expenses shall not include (i) the cost of any maintenance, alteration, repair, or improvement of any other building in the Project, (ii) expense reserves, (iii) insurance deductibles, (iv) costs incurred in connection with the presence of any hazardous material, except to the extent caused by the release or emission of the hazardous material in question by Tenant, and (v) the cost of replacing all or any major component of the HVAC units serving the Premises. In addition, Real Estate Taxes included in Operating

Expenses for the 2020 Base Year shall be calculated to include or be deemed to include any increased or supplemental taxes as a result of the transfer, sale or change of ownership of the Building by the current Landlord (Carlsen Investments, LLC), regardless of when such reassessment or supplemental tax bill occurs or is issued and paid. For avoidance of doubt, the foregoing sentence shall not apply to any sale or transfer of the Building by any future Landlord.

d.
Repair & Maintenance. Tenant may elect to perform, in lieu of Landlord’s performance, at Tenant’s cost and expense (i) janitorial service to the Premises and (ii) any repair, maintenance or replacement of any or all the plumbing, heating, electrical, air conditioning, ventilation and life safety systems in the Building. If Tenant notifies Landlord of its election to perform any of the foregoing, then Landlord shall no longer be required to perform such item and shall not include the cost of such item in Operating Expenses.

e.
Permitted Transfers. The parties agree that clause (i) of the last sentence of the second paragraph of Section 15(a) of the Lease is amended to refer to the trading of the stock of either Tenant or its direct or indirect parent on a national exchange.

f.
Surrender. At the expiration or earlier termination of the Lease, Tenant shall not be required to remove (i) any improvements referred to in Section 6 above or (ii) any other leasehold improvements or alterations (including any cabling) existing in the Premises as of the Eleventh Amendment Effective Date.

g.
SNDA. Landlord agrees that any non-disturbance agreement from any Superior Lienor shall contain such Superior Lienor’s agreement to be bound by Tenant’s right to apply any unused portions of the Allowance against Base Rent pursuant to Section 6 above.

h.
Abandonment. Section 24(a) of the Lease is hereby modified by deleting the parenthetical therein and adding the following: “For purposes of this Section 24(a), “abandonment” shall mean the vacating of the Premises by Tenant without providing a commercially reasonable level of security, or where the coverage of property insurance described in Section 18(f)(iii) of the Lease is jeopardized as a result thereof, or without providing reasonable assurance to minimize potential vandalism.”

i.
Rules & Regulations; Landlord’s Reserved Rights. Section 36 of the Lease is hereby amended by deleting clauses (a) through (c) of the first sentence thereof. In addition the Rules & Regulations attached as Exhibit D to the Lease are modified by deleting rules 1, 4, 6, 12, 17 and 20. Rule 7 is hereby modified by adding the following to the end of that Rule: “…or included as part of tenant improvements or otherwise approved by Landlord.” Rule 18 is hereby modified to delete from the first sentence the phase “and such times.” Rule 24 is hereby modified by deleting the first sentence of that Rule and replacing it with the following: “Tenant shall not mark, paint, drill into or in any way deface any part of the exterior of the Building without Landlord’s approval.” Rule 27 is hereby modified by adding the following to the end of the first sentence of that Rule: “…, unless included as part of tenant improvements or otherwise approved by Landlord.”

9.
Broker/Dual Representation. Tenant and Landlord each represent and warrant that they have not been represented by any broker or agent in connection with the negotiation or execution of this Eleventh Amendment, except for Avison Young ("Broker") who represented both Landlord and Tenant. Landlord shall pay a commission to Broker pursuant to a separate written agreement. Tenant shall have no obligation to pay any commission in connection with this Eleventh Amendment. Tenant shall indemnify and hold harmless Landlord from and against all claims (including costs of defending against and investigating such claims) of any broker, agent or similar party (other than Broker) claiming by, through or under Tenant in connection with this Eleventh Amendment. Landlord shall indemnify and hold harmless Tenant from and against all claims (including costs of defending against and investigating such claims) of any broker, agent or similar party (including but not limited to Broker) claiming by, through or under Landlord in connection with this Eleventh Amendment.

10.	Capitalized Terms. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease and its amendments.

10.	Defenses. There are no existing defenses which Tenant has against the enforcement of the Lease by Landlord, and no offsets or credits against any amounts owned by Tenant pursuant to the Lease.

11.
Inconsistencies. This Eleventh Amendment is intended to modify the Lease and shall be deemed to amend any language in the Lease or its amendments which is contrary to the provisions set forth herein. Any covenant or provision of the Lease which is not inconsistent with this Eleventh Amendment shall remain in full force and effect.

12.
Counterparts. This Eleventh Amendment may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument. A facsimile signature on this Eleventh Amendment shall be binding as an original.

13	Assignment. Tenant has not made any prior assignment, hypothecation or pledge of the Lease or the rents due thereunder.

The rest of this page is intentionally left blank. Signatures are on the next page.

IN WITNESS WHEREOF, this Eleventh Amendment is executed the day and year first written above.

LANDLORD:

CARLSEN INVESTMENTS, LLC,
a California limited liability company

By:	/s/ James R. Carlsen
Name:	James R. Carlsen
Its:	Managing Member
Date Signed:	1/29/2020

TENANT:

eHEALTHINSURANCE SERVICES, INC.,
a Delaware corporation

By:	/s/ David K. Francis
Name:	David K. Francis
Its:	COO
Date Signed:	1/29/2020

EXHIBIT “A”

Fair Market Rent Arbitration

For a period of thirty (30) days after Tenant rejects Landlord’s Fair Market Rent proposal, Landlord and Tenant shall negotiate in good faith to resolve any such disagreement. If, within the thirty (30) day negotiation period described herein, Landlord and Tenant cannot reach an agreement as to the Fair Market Rent, then Landlord and Tenant will, on the next business day thereafter, exchange sealed bids of their respective final determinations of Fair Market Rent. Tenant shall make demand for arbitration in writing within ten (10) days after the expiration of the thirty (30) day negotiation period, specifying therein the name and address of the person to act as an arbitrator on its behalf, who shall be a real estate broker and shall have been active over the ten (10) year period ending on the date of such appointment in the leasing of Commercial office properties in the Sacramento metropolitan area. The arbitration shall be conducted and determined in the Sacramento area in accordance with the then-prevailing rules of the American Arbitration Association or its successor for arbitration of commercial disputes except to the extent that the procedures mandated will be deemed to modify such rules. Failure on the part of Tenant to make a timely and proper demand for such arbitration shall constitute a waiver of the right thereto, and Tenant shall be deemed to have accepted Landlord’s determination of Fair Market Rent set forth in the final written offer made by Landlord. Within ten (10) business days after the receipt of Tenant’s demand for arbitration, Landlord shall give notice to Tenant, specifying the name and address of the person designated by Landlord to act as arbitrator on its behalf who shall be similarly qualified. All individuals designated to act as arbitrator shall be MAI-certified appraisers who practice in the county where the Property is located. If Landlord fails to designate an arbitrator within the ten (10) business day period, Tenant will notify Landlord of Landlord’s failure to designate an arbitrator and Landlord will have an additional five (5) days to designate an arbitrator.

The two (2) arbitrators so appointed shall within ten (10) days of the date of appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be similarly qualified under the same criteria set forth hereinabove for qualification of the first two (2) arbitrators. Within ten (10) days of the appointment of the third arbitrator, Landlord and Tenant will each submit its estimate of the Fair Market Rent to the arbitrator(s), which estimate may be any amount and may be different than the amount stated in the written notices above or otherwise discussed between the parties. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Fair Market Rent is the closest to the actual Fair Market Rent of the Premises, as determined by the arbitrators. The three (3) arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Fair Market Rent as the Base Rent for the Option Term, and shall notify Landlord and Tenant thereof. The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant. If the two (2) arbitrators fail to agree upon and appoint a third arbitrator within the ten (10) day period provided above, then Landlord shall prepare and submit to Tenant a list of three (3) proposed arbitrators that possess the required qualifications as set forth above; provided that none of such proposed arbitrators nor the firm for which any of them works shall be a current or past affiliate of either Landlord or Tenant or currently retained or employed by Landlord or Tenant. Within five (5) business days after receipt of such list, Tenant shall select an arbitrator therefrom and such person shall be the third arbitrator hereunder. If Tenant fails to make such selection within such five (5) business day period, then Landlord shall select the third arbitrator from such list. Each party shall pay the cost of the arbitrator which it first selects and the parties shall share equally the cost of the third arbitrator.